Exhibit 99.1

ASX RELEASE

Results of Special Meeting of Shareholders

SYDNEY, Australia and Bellevue, Washington. – 8 August 2023 – Limeade (ASX: LME, or the Company), an immersive employee well-being company that creates healthy employee experiences, today provides the results of the Special meeting of Shareholders held on Tuesday, 8 August 2023 at 10.00 am, Australian Eastern Standard Time (Monday, 7 August 2023, at 5.00 pm Pacific Daylight Time) (Special Meeting) in accordance with ASX Listing Rule 3.13.2, as set out in the attached.

All resolutions were carried on a poll. Details of the resolutions, proxies received, and the votes cast on the poll in respect of each resolution are set out in the attached results summary.

We note that the Company’s CDIs have been and remain in trading halt since the commencement of trading today, pending the outcome of the Special Meeting to approve the merger between Limeade and WebMD Health Corp (Merger). Following approval of the Merger at the Special Meeting earlier, the Company has applied to ASX for its CDIs to be immediately suspended from trading on the ASX. The Company anticipates that the suspension will be granted and implemented shortly. Accordingly, no further trading of Limeade CDIs on the ASX will occur.

This release dated 15 June 2023 has been authorised for lodgement to ASX by Paul Crick VP Finance and lodged by Mr Danny Davies the Limeade ASX Representative.

– ENDS –

Contact Information

Company	Investor Relations / Media (AU)	Media (US)
Mr Henry Albrecht	Dr Thomas Duthy	Ms Amanda Lasko
Chief Executive Officer	Nemean Group for Limeade	Marketing Director
henry.albrecht@limeade.com	thomas.duthy@limeade.com	amanada.lasko@limeade.com
+1 425 908 0216	+61 402 493 727	+1 206 227 6907

To subscribe to the Limeade Email Alert Service please visit: https://investors.limeade.com/subscriptions/

About Limeade
Limeade is an immersive employee well-being company that creates healthy employee experiences. Limeade Institute science guides its industry-leading software and its own award-winning culture. Today, millions of users in over 100 countries use Limeade solutions to navigate the future of work. By putting well-being at the heart of the employee experience, Limeade reduces burnout and turnover while increasing well-being and engagement — ultimately elevating business performance. To learn more, visit www.limeade.com (ASX listing: LME).

Limeade, Inc. Australian Registered Business Number 637 017 602, a public limited company registered under the Washington Business Corporation Act (UBI Number: 602 588 317).

Limeade, Inc. │ ARBN 637 017 602 │ 10885 NE 4th Street ∙ Suite 400 ∙ Bellevue ∙ WA 98004 │

LIMEADE INC
RESULT OF SPECIAL MEETING (ASX REPORT)

SPECIAL MEETING
Tuesday, 8 August 2023

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda.

Resolution Voted on at the meeting			Proxy Votes (as at proxy close)				Total votes cast in the poll (where applicable)
No	Short Description	Strike Y/N/NA	For	Against	Discretionary (open votes)	Abstain	For	Against	Abstain **	Result
1	APPROVAL OF THE AGREEMENT AND PLAN OF MERGER	NA	195,190,752 99.98%	14,148 0.01%	24,148 0.01%	0	195,214,900 99.99%	14,148 0.01%	0	Carried
2	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING	NA	195,194,200 99.98%	10,700 0.01%	24,148 0.01%	0	195,218,348 99.99%	10,700 0.01%	0	Carried

**- Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item